Exhibit 10.4(f)
IBERIABANK CORPORATION

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is entered into as of __________, 20__, between IBERIABANK Corporation (“IBKC”) and __________ __________ (the “Award Recipient”).

WHEREAS, under the IBERIABANK Corporation Stock Incentive Plan (the “Plan”), the Compensation Committee of the IBKC Board of Directors (the “Committee”) may, among other things, award shares of common stock of IBKC (the “Common Stock”) in the form of restricted stock (“Restricted Stock”) to a key employee or Director of IBKC or one of its subsidiaries (collectively, the “Company”);

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Conditional Award of Restricted Stock

Pursuant to the terms of the Plan, the Award Recipient is hereby awarded, subject to the other terms, conditions, and restrictions contained herein, ________ shares of Restricted Stock. Capitalized terms shall have the same meaning as set forth in the Plan, unless the context clearly indicates otherwise.

2. Award Restrictions

2.1    The shares of Restricted Stock and the right to vote them and to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until such time as the shares vest and the restrictions imposed thereon lapse, as provided below.

2.2    The shares of Restricted Stock issued to the Award Recipient will vest and the restrictions imposed thereon will lapse as follows:

Vest Date	Vest Quantity

Provided that on each vesting date if a fraction of a share would vest, the fraction of a share shall be rounded to the nearest whole, which share shall vest in lieu thereof and on the last date the number of shares that vest will be the total number of shares awarded less the total number of shares previously vested; and provided further that on the applicable vesting date the Award Recipient is in the employ of or serving as a member of the Board of IBKC. The period during which the restrictions imposed on the shares of Restricted Stock by the Plan and this Agreement are in effect is referred to herein as the “Restricted Period.” During the Restricted Period, the Award Recipient shall be entitled to all rights of a shareholder of IBKC, including the right to vote such shares of Restricted Stock and to receive dividends thereon.

2.3    All restrictions on the Restricted Stock issued to the Award Recipient shall immediately lapse and the shares shall vest (a) if the Award Recipient dies while he is employed by or serving on the Board of the Company, or (b) if the Award Recipient’s Continuous Service to the Company terminates as a result of Disability, or (c) if service on the Board terminates due to ineligibility for re-election to serve on the Board because of having reached the mandatory retirement age. Unless otherwise determined by the Committee, the Award Recipient shall forfeit his or her unvested Restricted Stock upon the termination of his or her Continuous Service to the Company, for any reason, other than as provided in the foregoing sentence.

2.4    All restrictions on the Restricted Stock issued to the Award Recipient shall immediately lapse and the shares shall vest upon a Change in Control, except upon a Change in Control of the Company that occurs pursuant to the Agreement and Plan of Merger dated as of November 3, 2019, by and between First Horizon National Corporation, a Tennessee corporation (“First Horizon”) and IBKC (the “Merger Agreement”). If the Award Recipient’s Continuous Service is terminated during the 24 month period following the Closing (as defined in the Merger Agreement) by the Company or First Horizon without Cause or by the Award Recipient with Good Reason, then all restrictions on the Restricted Stock issued to the Award Recipient shall immediately lapse and the shares shall vest on such termination date.

3. Registration of Stock Ownership

3.1    The shares of Restricted Stock shall be registered in the name of the Award Recipient by book entry. A stock power endorsed in blank by the Award Recipient shall be deposited with IBKC. The restrictions on transfer and forfeiture terms of the Restricted Stock under the Plan and the Agreement shall be reflected in the books of IBKC’s transfer agent and noted on the written information statement required to be provided to the Award Recipient under Louisiana law.

3.2    Upon the lapse of restrictions on any shares of Restricted Stock issued to the Award Recipient, IBKC shall issue the Shares of Common Stock representing such vested shares of Restricted Stock, without any restrictive legend, either through book entry issuances or delivery of a stock certificate, in the name of the Award Recipient or his or her nominee, subject to the other terms and conditions hereof, including those governing any withholdings of Shares under Section 5 below. Upon receipt of any such Shares, the Award Recipient is free to hold or dispose of such Shares, subject to (i) applicable securities laws and (ii) IBKC’s policy statement on insider trading then in effect.

4. Dividends

Any dividends paid on the shares of Restricted Stock granted to the Award Recipient shall be paid to the Award Recipient as soon as practicable following the date such dividends are declared and paid to the Company’s shareholders.

5. Withholding Taxes

5.1    IBKC shall have the right to withhold from any payments or stock issuances under the Plan, or to collect as a condition of payment, any taxes required by law to be withheld. Unless otherwise provided under any other agreement with IBCK to which the Award Recipient is a party, by signing this Award Agreement, the Award Recipient agrees that he or she is solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code) and that IBKC shall not have any obligation whatsoever to pay such taxes.

5.2    Unless an Award Recipient timely makes the election described in Section 5.3, at the time that all or any portion of the Restricted Stock vests the Award Recipient must deliver to IBKC the amount of income tax withholding required by law. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by electing (the “Election”) to have IBKC withhold from the Shares the Award Recipient otherwise would receive Shares of Common Stock having a value equal to the minimum amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Restricted Stock that the right to make Elections shall not apply to such Restricted Stock, except that if the Award Recipient is an Executive Officer or is otherwise subject to Section 16 of the Securities Exchange Act of 1934, the Award Recipient’s right to handle the payment of withholding taxes may not be revoked by the Committee.

5.3    The Award Recipient understands that the Award Recipient (and not the Company) shall be responsible for the Award Recipient’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Award Recipient understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the Fair Market Value of the Restricted Stock as of the date any restrictions on the shares lapse. The Award Recipient understands that the Award Recipient may elect to be taxed at the time the Restricted Stock is granted rather than upon vesting by filing an election under Section 83(b) of the Code with the I.R.S. within thirty days from the date of grant. The form for making this election is available from the Director of Human Resources of IBKC upon the request of the Award Recipient.

6. Additional Conditions

Anything in this Agreement to the contrary notwithstanding, if at any time IBKC further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any document) of the Shares of Common Stock issued or issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares of Common Stock pursuant hereto, or the removal or any restrictions imposed on such Shares, such Shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to IBKC.

7. No Contract of Employment Intended

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

8. Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and successors.

9. Inconsistent Provisions

The shares of Restricted Stock covered hereby are subject to the provisions of the Plan. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.

10. Treatment upon Death

    The Award Recipient may elect to designate a beneficiary to receive the shares of Restricted Stock that vest in the event of his or her death. In the absence of such a designation, upon the Award Recipient’s death, any such interest will be transferred as provided in the Award Recipient’s will or according to the applicable laws of descent and distribution.

11. Notices
    Any notice or communication required or permitted by any provision of this Agreement to be given to the Award Recipient shall be in writing or by electronic means as set forth in Section 17 and, if in writing, shall be delivered personally or sent by certified mail, return receipt requested, addressed to the Award Recipient at the last address that the Company had for the Award Recipient on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed, or electronically delivered to the Award Recipient.
12. Modifications
    This Agreement may be modified or amended at any time, provided that Award Recipient must consent in writing or by electronic means to any modification that adversely alters or impairs any rights or obligations under this Agreement.
13. Headings
    Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.
14. Severability
    Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.
15. Governing Law
    The laws of the State of Louisiana shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.
16. Restrictions on Transfer
    This Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.
17. Electronic Delivery; Acceptance of Agreement

17.1    IBKC may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by IBKC or a third party designated by IBKC.

17.2    The Award Recipient must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this Restricted Stock Award is subject to cancellation.

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By clicking the “Accept” button, the Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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